EXHIBIT 99.1

Heritage Oaks Bancorp Announces Results for the Second Quarter, 2012

  Net income was $1.9 million, $0.3 million more than in the first quarter of 2012, and $0.9 million more than in the second quarter of 2011, marking the seventh consecutive quarter of profitability.

  Total deposits increased $27.6 million from the end of the first quarter 2012 of which $22.4 million was non-interest bearing demand deposits (DDA). Total deposits increased by $47.7 million from year-end 2011, representing an annualized growth rate of 12.2%.

  Gross loans grew $18.2 million in the second quarter to $663.7 million, representing the first quarterly net growth in the loan portfolio since the fourth quarter of 2009.

  The Company released $0.7 million from its deferred tax asset (DTA) valuation reserve in the second quarter as compared to $0.8 million released in the first quarter. The remaining DTA valuation reserve at June 30, 2012 is $4.1 million.

  On May 25, 2012, the Company paid all of its previously deferred interest and dividends on its trust preferred and TARP securities, bringing both of these obligations current.

  Effective July 19, 2012, the Federal Reserve Bank (FRB) of San Francisco terminated its Written Agreement with the Company, which was issued on March 4, 2010. This followed the Federal Deposit Insurance Corporation (FDIC) and California Department of Financial Institutions (DFI) termination of the Bank's Consent Order on April 16, 2012.

PASO ROBLES, Calif., July 26, 2012 (GLOBE NEWSWIRE) -- Heritage Oaks Bancorp (the "Company") (Nasdaq:HEOP), the parent company of Heritage Oaks Bank (the "Bank"), today reported net income of $1.9 million for the quarter ended June 30, 2012, $0.3 million more than in the first quarter 2012 and $0.9 million more than in the second quarter 2011. The increase in net income during the second quarter of 2012 was primarily driven by greater non-interest income due to $0.8 million more of gain on securities sold and $0.2 million of additional mortgage business related revenues resulting from increased loan origination volume in comparison to first quarter. Also contributing to the improvement in net income compared to the prior quarter was the decline in the provision for loan losses of $0.3 million. Partly offsetting these earnings improvements was a $0.3 million decrease in net interest income due to a decline in earning asset yields. The Company also experienced an increase in non-interest expense of $0.4 million mainly due to a $0.7 million provision for potential losses on certain mortgages sold by the Bank in 2007. The Bank has recently been notified of the buyer's intent to require the Bank to repurchase the mortgages pursuant to the terms of the agreement under which the mortgages were originally sold. After incorporating accrued dividends and accretion on preferred stock of $0.4 million in the aggregate, net income available to common shareholders for the second quarter was $1.5 million. Net income per basic and diluted common share was $0.06 in the second quarter, $0.01 more than the basic and diluted income per share reported in the first quarter 2012.

On a pre-tax basis, second quarter earnings were $1.7 million, $0.5 million higher than the first quarter. The second quarter earnings before income taxes and provision for loan losses were $4.8 million, $0.3 million higher than the first quarter's $4.5 million, and $1.2 million or 32% higher than the second quarter 2011.

Second quarter results were largely impacted by a $3.1 million provision for loan losses. The Company recently migrated to a more granular loan risk grading scale after completing a grade recertification and full review of all loan relationships equal to or greater than $500 thousand, which represents 74% of gross loans. While this review was primarily focused on ensuring existing loans were properly graded based on the new methodology, it provided additional insights on the overall credit quality of this portion of the portfolio. In the second quarter, net loan charge-offs totaled $4.7 million, the majority of which were related to updated specific reserve calculations.

"We remain on track to achieve our strategic goals of further improving the overall risk profile of our credit portfolio and building greater profitability and efficiency in the Company," said Simone Lagomarsino, CEO and President. "We believe that the second quarter results mark an inflection point for us as business growth is evident. Loans outstanding increased $18.2 million, marking the first time the loan portfolio has grown since the fourth quarter of 2009. We made great progress in the second quarter gathering low cost deposits, which increased 3.4%, or $27.6 million from the first quarter, and are now up 12.2% on an annualized basis, growing $47.7 million since year-end 2011. Operating efficiency, excluding provisions for potential mortgage repurchases, was 64.0% in the second quarter, reflecting improvement from the first quarter's 64.8%. The second quarter operating results reflect progress with the cost savings and top-line growth initiatives we outlined earlier in the year, which we have and will continue to focus on," said Ms. Lagomarsino.

Effective July 19, 2012, the FRB of San Francisco terminated its Written Agreement with the Company, which was issued March 4, 2010. This action follows the termination by the FDIC and DFI on April 16, 2012 of their Consent Order, which was issued to the Bank on March 4, 2010. The Company and the Bank are now operating under less formal Memoranda of Understanding (MOUs) with the FDIC, DFI and FRB. "The termination of the formal agreements is further testament to the progress the Company has made addressing its regulatory issues. We continue to focus on executing on our strategic plan, including improving credit quality and earnings, in an effort to eliminate the MOUs and build greater value for our customers and shareholders," said Ms. Lagomarsino.

Second Quarter Operating Results

Net interest income was $10.4 million in the second quarter, down $0.3 million from the first quarter. The primary reason for the decrease was a decline in the net interest margin from 4.72% in the first quarter to 4.41% in the second quarter. This decline was primarily driven by a 25 basis point reduction to 5.85% in loan portfolio yield. This reduction was due to changes in the composition of the portfolio, lower interest rates on more recently originated loans, higher levels of forgone interest related to the increased level of non-accrual loans, coupled with the lack of acceleration of interest as a result of loan prepayments. In addition, the yield on the investment securities portfolio declined 40 basis points to 2.63% in the second quarter due to higher prepayment speeds on a portion of the collateralized mortgage obligation portfolio, which resulted in acceleration of the premium amortization. The decline in the investment security portfolio yields has also been caused by the purchase of new investments at lower average yields, consistent with current market conditions.

Partly offsetting the decline in asset yields was a decline of 4 basis points in the cost of deposits to 0.38%, while overall cost of funding declined 2 basis points to 0.46% in the second quarter. Non-interest bearing deposits increased $22.4 million in the second quarter. Pricing steps were taken in June and early July to further lower interest rates paid on deposits, which should contribute to lower the cost of deposits in the future. We continue to anticipate net interest margin pressure due to the very low interest rate environment, a competitive environment for quality loan relationships, some refinancing activity of existing loans at lower rates, and a change in the mix of our loan portfolio. We expect to minimize the impact of the pressure on our net interest margin over the short term by growing the loan portfolio and modifying our balance sheet composition, resulting in the lower yielding securities portfolio comprising a smaller percentage of the balance sheet.

Non-interest income was $3.5 million in the second quarter, $1.0 million higher than in the first quarter. The increase was primarily due to $0.8 million more of gain on securities sold and $0.2 million more of gain on mortgages originated for sale. Mortgage origination volume was $53.9 million in the second quarter as compared to $41.1 million in the first quarter of 2012. The mortgage pipeline remains strong at $58 million.

In the second quarter, non-interest expense increased $0.4 million from the prior quarter. This increase was primarily due to a $0.6 million increase in the provision for potential mortgage repurchases, which totaled $0.7 million in the second quarter as compared to $0.1 million in the prior quarter. These mortgage repurchases are provided for under the terms of the mortgage purchase agreements pursuant to which the Bank previously sold the mortgages to participants in the secondary market. Under these agreements, the purchaser has the right to require the Company to either repurchase the mortgage or reimburse losses incurred by the purchaser upon the occurrence of certain events enumerated in the mortgage purchase agreements. Although the Company intends to vigorously challenge these and any future claims demanding that the Company repurchase mortgages or reimburse losses, the Company has established a reserve for these potential repurchases at June 30, 2012. Also contributing to higher non-interest expense in the second quarter as compared to the first quarter was $0.3 million of additional outside service costs, mainly due to legal expenses. Excluding the mortgage reserve expense, non-interest expenses in the second quarter would have been $8.4 million, the lowest non-interest expense amount since the fourth quarter of 2009. As reported in the first quarter, 2012 non-interest expenses were expected to contract in the second quarter as FDIC deposit insurance costs declined, and the benefits of the recent cost reduction initiatives began to be realized, which included: reduced occupancy costs resulting from the first quarter 2012 repurchase of three of the Bank's branches and our administrative building; the previously announced consolidation of three branches, which was completed late in the second quarter of 2012; and reductions in salary and benefits costs associated with delayering the organization. In the aggregate these reductions represent a $0.5 million reduction in costs in the second quarter as compared to the first quarter; however this reduction was more than offset by the $0.7 million mortgage repurchase provision and the increase in outside service costs.

The Company recorded a $0.5 million provision for income taxes for the second quarter of 2012 and released $0.7 million from the DTA valuation reserve as a credit to income tax expense, resulting in a net income tax benefit of $0.2 million. The remaining DTA valuation reserve was $4.1 million on June 30, 2012.

Asset Quality: Non-accrual loans increased $4.2 million in the second quarter to $20.9 million, of which $7.5 million were still paying as agreed at the end of the second quarter. Total non-performing assets, inclusive of non-accrual loans, increased $4.4 million to $22.0 million in the second quarter. The increase in non-accrual loans and non-performing assets was due to one loan that has been classified as substandard since the fourth quarter of 2011. During the second quarter of 2012, this loan was placed on non-accrual status due to recent borrower developments despite the loan being current with principal and interest. Non-performing loans to gross loans increased to 3.15% as of the end of the second quarter. The percentage of non-performing assets to total assets was 2.14% at the end of the second quarter, up from 1.74% in the prior quarter, yet improved from 2.77% at the end of the second quarter of 2011.

Classified loans were $60.9 million at the end of the second quarter, down $0.2 million from the prior quarter. Classified assets, inclusive of classified loans, were $62.3 million, the same amount as in the prior quarter. Other real estate owned at June 30, 2012 was $1.1 million, $0.2 million more than at the end of the first quarter. During the second quarter loans delinquent 30-89 days remained less than $1.0 million, consistent with the last four quarters, at $0.8 million, or 0.1% of total gross loans. Troubled debt restructures ("TDRs") were $10.8 million at second quarter-end, up from $3.1 million at the end of the first quarter due mainly to loan modifications and extension agreements with a large loan relationship that was first addressed during the first quarter.

At June 30, 2012, the allowance for loan losses was $18.1 million, or 2.73% of total loans, compared to $19.8 million, or 3.07% of total loans, in the prior quarter. This decrease stems from a decrease in the historical loss experience of the loan portfolio and from second quarter declines in loans risk-graded special mention and substandard which decreased $7.4 million and $1.4 million, respectively. At the end of the second quarter, the allowance for loan losses reflected 86.9% coverage of total non-performing loans of $20.9 million. Total classified assets as a percent of Tier 1 Capital plus allowance for loan losses was 45.9% at the end of the second quarter in comparison to 45.8% at end of the first quarter 2012.

A summary of key metrics related to asset quality follows (dollars in millions):

	June 30, 2012	March 31, 2012	June 30, 2011
Classified Loans	$60.9	$61.1	$56.6
Classified Assets	$62.3	$62.3	$61.0
Classified Assets / Tier 1 + ALLL	45.92%	45.83%	47.42%
Non-Performing Assets / Total Assets	2.14%	1.74%	2.77%
ALLL / Gross Loans	2.73%	3.07%	3.27%
Non-Performing Loans	$20.9	$16.7	$23.3
ALLL / Non-Performing Loans	86.93%	118.90%	93.07%
Net Charge-Offs / Average Loans, Annualized	2.86%	1.75%	2.96%
OREO	$1.1	$0.9	$3.6
30-89 Day Delinquent Loans	$0.8	$0.6	$0.8
Non Performing Loans to Total Gross Loans	3.15%	2.58%	3.51%

Balance Sheet: Total assets as of June 30, 2012 were $1,024 million, $15.0 million higher than reported in the prior quarter. The primary cause of the increase in total assets was an $18.2 million increase in gross loans, partly offset by a $6.2 million reduction in the investment securities portfolio at June 30, 2012 in comparison to March 31, 2012. The growth in our loan portfolio was due to a $12.5 million increase in one-to-four family mortgages, a $4.3 million increase in commercial real estate mortgages and a $2.6 million increase in agricultural loans, partly offset by decreases elsewhere in the loan portfolio. In the second quarter, $27.2 million of loans were paid-off, offset by new loan portfolio production of $46.8 million. We believe that the recent hiring of seven key sales team members, as well as the August opening of a new loan production office in Oxnard, located in Ventura County, should provide additional opportunities for continued loan portfolio growth. The loan pipeline already reflects additional opportunities for continued loan portfolio growth with $141 million in potential fundings, comprised of $77 million in commercial real estate, $44 million in agriculture, $11 million in commercial & industrial, and $9 million in other loans.

At June 30, 2012, the investment security portfolio totaled $260.8 million, down $6.2 million from the prior quarter-end. Actions were taken in June to sell the fast paying, lower yielding collateralized mortgage obligation securities (CMOs), which were replaced with agency mortgage-backed securities and CMOs with less exposure to elevated prepayment speeds. In addition, $8.3 million of longer duration taxable securities were sold and replaced with higher yielding, fixed rate loans, thereby reducing the interest rate risk profile of the balance sheet and adding yield to earning assets. At the same time, $1.1 million in securities gains were recognized through the sale of taxable municipal bonds in the second quarter. Following are the major components of the investment portfolio.

	June 30,	March 31,	June 30,
(dollar amounts in thousands)	2012	2012	2011
Obligations of U.S. government agencies	$ 4,124	$ 4,119	$ 6,243
Mortgage backed securities
U.S. government sponsored entities and agencies	124,616	136,968	119,578
Non-agency	38,204	32,112	13,656
State and municipal securities	59,235	62,544	48,680
Corporate debt securities	27,907	28,160	28,183
Other	6,700	3,093	2,090

Total	$ 260,786	$ 266,996	$ 218,430

Mortgage-backed securities comprise 62% of the securities portfolio (including 48% agency issued), while state and municipal bonds comprise 23% and corporate bonds comprise 11%. At June 30, 2012, the portfolio had an average duration of 3.69 years with a weighted average credit rating of AA.

The second quarter's mortgage production was the best production quarter in the history of the Bank. Mortgage originations were $53.9 million in the second quarter, $12.8 million more than first quarter originations of $41.1 million. The Bank primarily originates conforming residential mortgage loans, which are largely sold to investors shortly following origination. However, in the second quarter the Company originated and placed $10.3 million of non-conforming, adjustable rate mortgages into its portfolio with a minimum yield of 4%. Low interest rates, an increased sales force, expansion into Ventura County and greater marketing efforts have all contributed to mortgage growth this year. Gain on sale of consumer mortgages and related fees contributed $1.0 million to non-interest income in the second quarter, $0.2 million higher than the prior quarter.

Total liabilities grew $12.9 million during the second quarter to $889.1 million as compared to $876.2 million at the end of the first quarter of 2012. Total deposits were $833.9 million at the end of the second quarter, $27.6 million more than at the end of the prior quarter. Non-interest bearing demand deposits grew $22.4 million and savings, NOW and money market account balances grew $14.2 million. These increases in deposit accounts were partially offset by a $9.1 million decline in time deposits. The Company's deposit gathering success is benefiting from both the very liquid nature of the market, as well as a series of branch-based deposit campaigns that began with the start of 2012 and are focused on relationship deepening and cross selling. Non-interest bearing DDA deposits comprised 29.5% of total deposits, and core deposits (defined as deposits exclusive of certificates of deposit greater than $100 thousand and any brokered deposits) were 88% of total deposits, each as of June 30, 2012.

Federal Home Loan Bank (FHLB) borrowings decreased $12.5 million to $40.0 million at the end of the second quarter as excess liquidity was utilized to pay down overnight borrowings.

Deferred Tax Assets: The Company's gross deferred tax asset at June 30, 2012 was $23.5 million, up $0.7 million from the prior quarter. This increase is largely due to tax return timing differences related to the loan charge-off activity in the second quarter of 2012. In 2010 the Company established a partial deferred tax asset valuation allowance of $7.1 million due to concerns that it was not "more likely than not" that it would realize 100% of the value of such assets. This partial valuation allowance was determined based on the results of the Company's model of deferred tax asset utilization over future periods. At that time, gross deferred tax assets were $28.2 million and management determined that it was uncertain whether the Company would have sufficient future profitability to utilize all of its deferred tax assets. In 2011, the Company's pre-tax earnings increased by $28.9 million over 2010 pre-tax losses.

Management reviews the Company's deferred tax asset position quarterly and releases the valuation allowance when it assesses the realization of the deferred tax asset to be more likely than not based on an assessment of projected profitability, considering both its amount and timing. Forecasted credit quality is a key variable in this assessment.  At the end of the fourth quarter 2011, the Company modeled its projected pre-tax earnings available for deferred tax asset utilization against the timing differences as of December 31, 2011 and determined that $1.5 million of its then existing $7.1 million valuation allowance was no longer required. The Company released $0.8 million in the first quarter of 2012 and an additional $0.7 million in the second quarter of 2012 using the same methodology. To the extent the Company continues to demonstrate profitability in the second half of 2012 and as timing differences reverse, we would expect the remaining deferred tax valuation allowance of $4.1 million to continue to decrease, or potentially reverse in full when management determines that it is "more likely than not" that the deferred tax assets will be fully realized in future periods.

Capital Position:  As of June 30, 2012, the Company continued to maintain its strong capital position and remains above the minimums generally required to be considered a "well-capitalized" institution for regulatory purposes. The Bank, similarly, remains above the minimums generally required to be considered a "well-capitalized" institution for regulatory purposes. Both the Company and the Bank are committed to maintaining strong capital levels and active capital management to hedge against risk, support balance sheet growth and provide an adequate return to our shareholders.

	For the Quarter Ending
	June 30, 2012	March 31, 2012	June 30, 2011	MOU Required Minimum	Well Capitalized Regulatory Requirement	Percent Excess Above Requirement	Dollar Excess Above Requirement
Heritage Oaks Bancorp
Tier 1 leverage ratio	11.88%	12.17%	11.44%	N/A	5.00%	6.88%	$ 68,101
Tier 1 risk based ratio	14.50%	14.60%	13.93%	N/A	6.00%	8.50%	$ 68,932
Total risk based capital ratio	15.76%	15.87%	15.20%	N/A	10.00%	5.76%	$ 46,736
Tangible common equity to tangible assets	9.64%	9.57%	9.04%

Heritage Oaks Bank
Tier 1 leverage ratio	11.46%	11.99%	11.15%	10.00%	5.00%	1.46%	$ 14,363
Tier 1 risk based ratio	13.94%	14.35%	13.53%	N/A	6.00%	7.94%	$ 64,311
Total risk based capital ratio	15.21%	15.62%	14.80%	N/A	10.00%	5.21%	$ 42,152
Tangible common equity to tangible assets	12.47%	12.71%	12.18%

Liquidity:  Our liquidity ratio (total cash and cash equivalents plus unpledged marketable securities divided by the sum of total deposits and short-term liabilities less pledged securities) remained strong at 34.6% at the end of the second quarter. At quarter-end, the Bank had remaining borrowing capacity with the FHLB of approximately $171.6 million, which increased by 10% from prior quarter-end due to less borrowings by the Bank. The Bank also has a collateralized borrowing facility with the FRB of $7.3 million and has the ability to purchase federal funds under a correspondent bank line of credit in the aggregate amount of $15.0 million as of June 30, 2012. Additionally, $254.8 million of the Company's $260.8 million investment portfolio was unpledged and available as on-balance sheet liquidity as of quarter-end.

Conference Call

Heritage Oaks Bancorp will host a conference call to discuss these second quarter results at 8:00 a.m. PDT on July 27, 2012. Media representatives, analysts and the public are invited to listen to this discussion by calling (877) 363-5052 and entering the conference ID 96528577, or via on-demand webcast. A link to the webcast will be available on Heritage Oaks Bancorp's website at www.heritageoaksbancorp.com. A replay of the call will be available on Heritage Oaks Bancorp's website later that day and will remain on its site for up to 14 calendar days. By including the foregoing website address, Heritage Oaks Bancorp does not intend to and shall not be deemed to incorporate by reference any material contained therein.

About the Company

Heritage Oaks Bancorp is the holding company for Heritage Oaks Bank which operates as Heritage Oaks Bank and Business First, a division of Heritage Oaks Bank. Heritage Oaks Bank has its headquarters plus one branch office in Paso Robles, two branch offices in San Luis Obispo, single branch offices in Cambria, Arroyo Grande, Atascadero, Templeton, and two branch offices in Santa Maria. Heritage Oaks Bank conducts commercial banking business in the counties of San Luis Obispo, Santa Barbara, and Ventura. The Business First division has one branch office in Santa Barbara. Visit Heritage Oaks Bancorp on the Web at www.heritageoaksbancorp.com. By including the foregoing website address, Heritage Oaks Bancorp does not intend to and shall not be deemed to incorporate by reference any material contained therein.

The Heritage Oaks Bancorp logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7045

Forward Looking Statements

Certain matters discussed in this earnings release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements concerning future performance, developments or events, including expectations for growth, income forecasts, sales activity for collateral, credit quality and any other guidance on future periods may constitute forward-looking statements. These statements are based upon our management's current expectations and speak only as of the date hereof. Forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from stated expectations. Specific factors include, but are not limited to the continued weak economic recovery in the United States and the markets in which the Company operates, and the response of the federal and state government and our regulators thereto, the effects on our operations of the memoranda of understanding we are subject to, continued growth, the Bank's beliefs as to the adequacy of its existing and anticipated allowances for loan losses, beliefs and expectations regarding actions that may be taken by regulatory authorities having oversight of the Bank's operations, interest rates and financial policies of the United States government, continued weakness in the real estate markets within which we operate and general economic conditions in both the United States and abroad. Additional information on these and other factors that could affect financial results are included in Heritage Oaks Bancorp's Securities and Exchange Commission filings. If any of these risks or uncertainties materialize or if any of the assumptions underlying such forward-looking statements proves to be incorrect, Heritage Oaks Bancorp's results could differ materially from those expressed in, implied or projected by such forward-looking statements. Accordingly, investors should use caution in relying on forward-looking statements to anticipate future results or trends. Heritage Oaks Bancorp assumes no obligation, and specifically disclaims any obligation to revise or update such forward-looking statements for any reason.

Use of Non-GAAP Financial Information

Heritage Oaks Bancorp provides all information required in accordance with generally accepted accounting principles (GAAP), but it believes that evaluating its ongoing operating results and in particular, making comparisons to similar companies, may be enhanced by providing additional measures used by management to assess operating results. Earnings before income taxes and provision for loan losses, a non-GAAP financial measure, is presented because the Company believes adjusting its results to exclude tax and loan loss provisions provides stockholders with a useful metric for evaluating the core profitability of the Company. A schedule reconciling our GAAP net income to earnings before income taxes and provision for loan losses is provided at the end of the tables below.

Heritage Oaks Bancorp
Consolidated Balance Sheets

	(unaudited)	(unaudited)	(unaudited)
(dollar amounts in thousands)	6/30/2012	3/31/2012	6/30/2011
Assets
Cash and due from banks	$ 19,308	$ 17,899	$ 17,696
Interest bearing due from banks	13,250	8,803	22,115
Total cash and cash equivalents	32,558	26,702	39,811

Interest bearing deposits with other banks	--	--	99
Securities available for sale	260,786	266,996	218,430
Federal Home Loan Bank stock, at cost	4,575	4,685	4,761
Loans held for sale	9,333	13,811	3,662
Gross loans	663,670	645,468	664,331
Net deferred loan fees	(972)	(1,025)	(1,167)
Allowance for loan losses	(18,149)	(19,801)	(21,700)
Net loans	644,549	624,642	641,464
Property, premises and equipment	15,385	15,586	5,926
Deferred tax assets, net	19,422	18,038	18,823
Bank owned life insurance	15,097	14,966	14,103
Goodwill	11,049	11,049	11,049
Core deposit intangible	1,511	1,597	1,867
Other real estate owned	1,075	917	3,587
Other assets	8,434	9,791	9,936
Total assets	$ 1,023,774	$ 1,008,780	$ 973,518

Liabilities
Deposits
Demand, non-interest bearing	249,740	227,380	213,251
Savings, NOW, and money market	398,949	384,704	372,686
Time deposits under $100K	93,584	98,657	103,857
Time deposits of $100K or more	91,640	95,619	112,716
Total deposits	833,913	806,360	802,510
Short term FHLB borrowing	3,500	23,500	3,500
Long term FHLB borrowing	36,500	29,000	25,500
Junior subordinated debentures	8,248	8,248	8,248
Other liabilities	6,923	9,049	9,362
Total liabilities	889,084	876,157	849,120

Stockholders' equity
Preferred stock, 5,000,000 shares authorized:
Series A senior preferred stock; $1,000 per share stated value
issued and outstanding: 21,000 shares	20,347	20,253	19,975
Series C preferred stock, $3.25 per share stated value;
issued and outstanding: 1,189,538 shares	3,604	3,604	3,604
Common stock, no par value; authorized: 100,000,000 shares;
issued and outstanding: 25,234,262; 25,163,571; and 25,081,819 as of
June 30, 2012; March 31, 2012; and June 30, 2011, respectively	101,237	101,161	101,140
Additional paid in capital	7,134	7,045	6,856
Accumulated deficit	(68)	(1,591)	(8,288)
Accumulated other comprehensive income	2,436	2,151	1,111
Total stockholders' equity	134,690	132,623	124,398
Total liabilities and stockholders' equity	$ 1,023,774	$ 1,008,780	$ 973,518

Book value per common share	$ 4.36	$ 4.29	$ 3.98

Tangible book value per common share	$ 3.86	$ 3.79	$ 3.46

Heritage Oaks Bancorp
Consolidated Statements of Income

	(unaudited)	(unaudited)	(unaudited)
	For the Three Months Ended
(dollar amounts in thousands except per share data)	6/30/2012	3/31/2012	6/30/2011
Interest Income
Interest and fees on loans	$ 9,646	$ 9,927	$ 10,434
Interest on investment securities	1,730	1,798	1,582
Other interest income	25	27	24
Total interest income	11,401	11,752	12,040
Interest Expense
Interest on savings, NOW and money market deposits	291	295	385
Interest on time deposits under $100 K	235	267	379
Interest on time deposits in denominations of $100 K or more	248	260	411
Other borrowings	221	181	136
Total interest expense	995	1,003	1,311
Net interest income before provision for loan losses	10,406	10,749	10,729
Provision for loan losses	3,064	3,331	2,299
Net interest income after provision for loan losses	7,342	7,418	8,430
Non-Interest Income
Fees and service charges	663	674	591
Mortgage gain on sale and origination fees	1,035	855	553
Debit/credit card fee income	443	419	400
Earnings on bank owned life insurance	152	152	149
Gain on sale of investment securities	1,064	303	518
Gain / (Loss) on sale of other real estate owned	10	--	(294)
Other Income	127	119	141
Total non-interest income	3,494	2,522	2,058
Non-Interest Expense
Salaries and employee benefits	4,454	4,536	4,386
Equipment	423	405	476
Occupancy	797	1,017	937
Promotional	124	137	163
Data processing	694	666	718
OREO related costs	65	98	295
Write-downs of foreclosed assets	33	--	146
Regulatory assessment costs	316	551	615
Audit and tax advisory costs	169	158	163
Director fees	123	109	133
Outside services	546	296	392
Provision for potential mortgage repurchases	739	118	--
Amortization of intangible assets	86	86	96
Other general operating costs	564	552	660
Total non-interest expense	9,133	8,729	9,180
Income before provision for / (benefit from) income taxes	1,703	1,211	1,308
Provision for / (benefit from) income taxes	(194)	(374)	354
Net income	1,897	1,585	954
Dividends and accretion on preferred stock	375	381	370
Net income available to common shareholders	$ 1,522	$ 1,204	$ 584

Weighted Average Shares Outstanding
Basic	25,076,226	25,057,664	25,050,584
Diluted	26,399,117	26,290,370	26,252,066
Earnings Per Common Share
Basic	$ 0.06	$ 0.05	$ 0.02
Diluted	$ 0.06	$ 0.05	$ 0.02

Heritage Oaks Bancorp
Consolidated Statements of Income

	(unaudited)	(unaudited)
	For the Six Months Ended
(dollar amounts in thousands except per share data)	6/30/2012	6/30/2011
Interest Income
Interest and fees on loans	$ 19,573	$ 20,958
Interest on investment securities	3,528	3,136
Other interest income	52	49
Total interest income	23,153	24,143
Interest Expense
Interest on savings, NOW and money market deposits	586	809
Interest on time deposits under $100 K	502	788
Interest on time deposits in denominations of $100 K or more	508	850
Other borrowings	402	253
Total interest expense	1,998	2,700
Net interest income before provision for loan losses	21,155	21,443
Provision for loan losses	6,395	4,284
Net interest income after provision for loan losses	14,760	17,159
Non Interest Income
Fees and service charges	1,337	1,161
Mortgage gain on sale and origination fees	1,890	1,167
Debit/credit card fee income	862	780
Earnings on bank owned life insurance	304	297
Gain on sale of investment securities	1,367	592
Gain / (loss) on sale of other real estate owned	10	(321)
Other income	246	284
Total non interest income	6,016	3,960
Non Interest Expense
Salaries and employee benefits	8,990	8,937
Equipment	828	928
Occupancy	1,814	1,880
Promotional	261	335
Data processing	1,360	1,452
OREO related costs	163	393
Write-downs of foreclosed assets	33	879
Regulatory assessment costs	867	1,330
Audit and tax advisory costs	327	326
Director fees	232	235
Outside services	842	739
Provision for potential mortgage repurchases	857	--
Amortization of intangible assets	172	261
Other general operating costs	1,116	1,352
Total non interest expenses	17,862	19,047
Income before provision for / (benefit from) income taxes	2,914	2,072
Provision for / (benefit from) income taxes	(568)	596
Net income	3,482	1,476
Dividends and accretion on preferred stock	756	735
Net income available to common shareholders	$ 2,726	$ 741

Weighted Average Shares Outstanding
Basic	25,066,945	25,042,531
Diluted	26,315,023	26,251,570
Earnings Per Common Share
Basic	$ 0.11	$ 0.03
Diluted	$ 0.10	$ 0.03

Heritage Oaks Bancorp
Key Ratios

	Three Months Ended			Six Months Ended
PROFITABILITY / PERFORMANCE RATIOS	6/30/2012	3/31/2012	6/30/2011	6/30/2012	6/30/2011
Net interest margin	4.41%	4.72%	4.80%	4.56%	4.76%
Return on average equity	5.66%	4.82%	3.10%	5.24%	2.42%
Return on average common equity	5.55%	4.49%	2.37%	5.03%	1.52%
Return on average tangible common equity	6.28%	5.10%	2.73%	5.69%	1.75%
Return on average assets	0.75%	0.65%	0.40%	0.70%	0.31%
Non interest income to total net revenue	25.14%	19.00%	16.09%	22.14%	13.49%
Yield on interest earning assets	4.84%	5.16%	5.38%	4.99%	5.36%
Cost of interest bearing liabilities	0.63%	0.65%	0.84%	0.64%	0.84%
Cost of funds	0.46%	0.48%	0.64%	0.47%	0.65%
Operating efficiency ratio (1)	69.75%	65.70%	68.78%	67.71%	69.68%

ASSET QUALITY RATIOS

Non-performing loans to total gross loans	3.15%	2.58%	3.51%
Allowance for loan losses to non-performing loans	86.93%	118.90%	93.07%
Non-performing loans to total assets	2.04%	1.65%	2.40%
Non-performing loans to equity	15.50%	12.56%	18.74%
Non-performing assets to total assets	2.14%	1.74%	2.77%
Allowance for loan losses to total gross loans	2.73%	3.07%	3.27%
Net charge-offs to average loans outstanding, annualized	2.86%	1.75%	2.96%	2.31%	2.23%
Classified assets to Tier I + ALLL	45.92%	45.83%	47.42%

CAPITAL RATIOS

Company
Leverage ratio	11.88%	12.17%	11.44%
Tier I Risk-Based Capital Ratio	14.50%	14.60%	13.93%
Total Risk-Based Capital Ratio	15.76%	15.87%	15.20%

Bank
Leverage ratio	11.46%	11.99%	11.15%
Tier I Risk-Based Capital Ratio	13.94%	14.35%	13.53%
Total Risk-Based Capital Ratio	15.21%	15.62%	14.80%

(1) The efficiency ratio is defined as total non interest expense as a percent of the combined net interest income plus non interest income, exclusive of gains and losses on securities sales, other than temporary impairment losses, gains and losses on sale of OREO and other OREO related costs and gains and losses on sale of fixed assets.

Heritage Oaks Bancorp
Average Balances

	Three Months Ended
	6/30/2012			3/31/2012			6/30/2011
(dollar amounts in thousands)	Balance	Yield/Rate	Inc/Exp	Balance	Yield/Rate	Inc/Exp	Balance	Yield/Rate	Inc/Exp
Interest Earning Assets
Investments with other banks	$ --	0.00%	$ --	$ --	0.00%	$ --	$ 99	1.30%	$ --
Interest bearing due from banks	15,032	0.13%	5	16,707	0.19%	8	15,026	0.19%	7
Federal funds sold	--	0.00%	--	--	0.00%	--	--	0.00%	--
Investment securities taxable	206,391	2.42%	1,241	193,788	2.88%	1,386	165,940	2.92%	1,206
Investment securities non taxable	57,480	3.42%	489	44,553	3.72%	412	36,598	4.13%	376
Other investments	6,531	1.23%	20	6,588	1.16%	19	6,487	1.05%	17
Loans (1)	662,661	5.85%	9,646	654,633	6.10%	9,927	673,297	6.22%	10,434
Total earning assets	948,095	4.84%	11,401	916,269	5.16%	11,752	897,447	5.38%	12,040
Allowance for loan losses	(20,068)			(19,415)			(24,242)
Other assets	89,003			83,001			86,266
Total assets	$ 1,017,030			$ 979,855			$ 959,471

Interest Bearing Liabilities
Interest bearing demand	$ 64,570	0.11%	$ 17	$ 64,142	0.09%	$ 15	$ 65,216	0.15%	$ 25
Savings	35,293	0.10%	9	33,993	0.11%	9	31,056	0.19%	15
Money market	285,105	0.37%	265	277,115	0.39%	271	270,278	0.51%	345
Time deposits	188,737	1.03%	483	187,963	1.13%	527	220,648	1.44%	790
Total interest bearing deposits	573,705	0.54%	774	563,213	0.59%	822	587,198	0.80%	1,175
Federal Home Loan Bank borrowing	54,995	1.21%	166	49,875	1.07%	133	32,544	1.16%	94
Junior subordinated debentures	8,248	2.68%	55	8,248	2.34%	48	8,248	2.05%	42
Total borrowed funds	63,243	1.41%	221	58,123	1.25%	181	40,792	1.34%	136
Total interest bearing liabilities	636,948	0.63%	995	621,336	0.65%	1,003	627,990	0.84%	1,311
Non interest bearing demand	236,421			214,886			197,864
Total funding	873,369	0.46%	995	836,222	0.48%	1,003	825,854	0.64%	1,311
Other liabilities	8,873			11,249			10,254
Total liabilities	$ 882,242			$ 847,471			$ 836,108

Stockholders' Equity
Total stockholders' equity	134,788			132,384			123,363
Total liabilities and stockholders' equity	$ 1,017,030			$ 979,855			$ 959,471

Net interest margin		4.41%			4.72%			4.80%

Interest Rate Spread		4.21%	$ 10,406		4.51%	$ 10,749		4.54%	$ 10,729

(1) Non-accrual loans have been included in total loans.

AVERAGE BALANCES AND RATES	Six Months Ended
	6/30/2012			6/30/2011
(dollar amounts in thousands)	Balance	Yield/Rate	Inc/Exp	Balance	Yield/Rate	Inc/Exp
Interest Earning Assets
Investments with other banks	$ --	0.00%	$ --	$ 99	1.33%	$ 1
Interest bearing due from banks	15,869	0.16%	13	16,321	0.21%	17
Federal funds sold	--	0.00%	--	1,412	0.14%	1
Investment securities taxable	196,499	2.69%	2,627	164,856	2.91%	2,381
Investment securities non taxable	54,607	3.32%	901	41,347	3.68%	754
Other investments	6,559	1.20%	39	7,855	0.80%	31
Loans (1)	658,647	5.98%	19,573	676,436	6.25%	20,958
Total interest earning assets	$ 932,181	4.99%	$ 23,153	$ 908,326	5.36%	$ 24,143
Allowance for loan losses	(19,742)			(24,805)
Other assets	86,003			86,001
Total assets	$ 998,442			$ 969,522

Interest Bearing Liabilities
Interest bearing demand	$ 64,356	0.10%	$ 32	$ 64,513	0.19%	$ 59
Savings	34,643	0.10%	18	29,826	0.18%	26
Money market	281,110	0.38%	536	275,899	0.53%	724
Time deposits	188,350	1.08%	1,010	224,648	1.47%	1,638
Total interest bearing deposits	$ 568,459	0.56%	$ 1,596	$ 594,886	0.83%	$ 2,447
Federal Reserve Bank borrowings	52,434	1.15%	299	42,329	0.80%	169
Junior subordinated debentures	8,248	2.51%	103	8,248	2.05%	84
Total borrowed funds	60,682	1.33%	402	50,577	1.01%	253
Total interest bearing liabilities	629,141	0.64%	1,998	645,463	0.84%	2,700
Non interest bearing demand	225,653			190,910
Total funding	854,794	0.47%	1,998	836,373	0.65%	2,700
Other liabilities	10,062			10,191
Total liabilities	$ 864,856			$ 846,564

Stockholders' Equity
Total stockholders' equity	133,586			122,958
Total liabilities and stockholders' equity	$ 998,442			$ 969,522

Net interest margin		4.56%			4.76%

Interest Rate Spread		4.35%	$ 21,155		4.52%	$ 21,443

(1) Non-accrual loans have been included in total loans.

Heritage Oaks Bancorp
Loans and Deposits

(dollar amounts in thousands)	For the Quarters Ended
Loans	6/30/2012	3/31/2012	6/30/2011
Real Estate Secured
Multi-family residential	$ 17,168	$ 16,549	$ 16,287
Residential 1 to 4 family	33,859	21,436	19,310
Home equity lines of credit	31,290	31,333	31,532
Commercial	366,100	361,762	368,583
Farmland	10,559	9,582	11,129
Total real estate secured	458,976	440,662	446,841
Commercial
Commercial and industrial	130,916	132,078	140,084
Agriculture	19,022	16,393	16,092
Other	72	79	113
Total commercial	150,010	148,550	156,289
Construction
Single family residential	9,810	12,987	11,110
Single family residential -- Spec.	349	278	500
Multi-family	1,574	1,650	1,704
Commercial	12,261	10,608	11,124
Total construction	23,994	25,523	24,438
Land	25,002	24,882	29,802
Installment loans to individuals	5,477	5,608	6,748
All other loans (including overdrafts)	211	243	213
Total gross loans	663,670	645,468	664,331
Deferred loan fees	972	1,025	1,167
Allowance for loan losses	18,149	19,801	21,700
Total net loans	$ 644,549	$ 624,642	$ 641,464
Loans held for sale	$ 9,333	$ 13,811	$ 3,662

	For the Quarters Ended
Deposits	6/30/2012	3/31/2012	6/30/2011
Demand, non-interest bearing	$ 249,740	$ 227,380	$ 213,251
Interest-bearing demand	71,779	65,717	65,636
Savings	36,529	35,127	39,942
Money market	290,641	283,860	267,108
Time deposits	185,224	194,276	216,573
Total deposits	$ 833,913	$ 806,360	$ 802,510

Heritage Oaks Bancorp
Allowance for Loan Losses, Non-Performing and Classified Assets

	For the Quarters Ended
Allowance for Loan Losses	6/30/2012	3/31/2012	6/30/2011
Balance, beginning of period	$ 19,801	$ 19,314	$ 24,367
Provision for loan losses	3,064	3,331	2,299
Loans charge-off
Home equity lines of credit	--	--	128
Commercial real estate	2,354	7	704
Farmland	--	4	226
Commercial and industrial	619	1,692	1,879
Agriculture	--	450	--
Construction	576	--	--
Land	1,383	785	94
Installment loans to individuals	9	11	114
All other loans	--	137	--
Total loan charge-offs	4,941	3,086	3,145
Recoveries of loans previously charged-off	225	242	372
Charge-offs / (recoveries) related to loan sales
Commercial real estate	--	--	2,193
Net charge-offs / (recoveries) related to loan sales	--	--	2,193
Balance, end of period	$ 18,149	$ 19,801	$ 21,700

Net charge-offs	$ 4,716	$ 2,844	$ 4,966

	For the Quarters Ended
Non-Performing Assets	6/30/2012	3/31/2012	6/30/2011
Loans on non-accrual status
Residential 1-4 family	$ 511	$ 609	$ 672
Home equity lines of credit	384	387	1,379
Commercial real estate	4,884	877	10,988
Farmland	--	--	857
Commercial and industrial	2,401	6,503	3,194
Agriculture	2,332	2,306	1,199
Construction	1,932	--	1,293
Land	8,352	5,911	3,724
Installment	82	60	11
Total non-accruing loans	$ 20,878	$ 16,653	$ 23,317
Loans more than 90 days delinquent, still accruing	--	--	--
Total non-performing loans	20,878	16,653	23,317
Other real estate owned (OREO)	1,075	917	3,587
Other repossessed assets	--	--	--
Total non-performing assets	$ 21,953	$ 17,570	$ 26,904

	For the Quarters Ended
Classified assets	6/30/2012	3/31/2012	6/30/2011
Loans	$ 60,937	$ 61,111	$ 56,565
Other real estate owned (OREO)	1,075	917	3,587
Other classified assets	310	284	882
Total classified assets	$ 62,322	$ 62,312	$ 61,034

Classified assets to Tier I + ALLL	45.92%	45.83%	47.42%

Note: Classified assets consists of substandard and non-performing loans, OREO, non-investment grade securities, other repossessed assets, loans held for sale that were substandard and substandard letters of credit.

The following tables reconcile the quarter to date and year to date changes in the balance of loans on non-performing status during 2012:

Heritage Oaks Bancorp
Quarter to Date Non-Performing Loan Reconciliation

	Balance				Transfers	Returns to		Transfers	Balance
	March 31,		Net		to Foreclosed	Accrual	Net	to Held	June 30,
(dollar amounts in thousands)	2012	Additions	Paydowns	Advances	Collateral	Status	Charge-offs	for Sale	2012
Real Estate Secured
Residential 1 to 4 family	$ 517	$ --	$ (6)	$ --	$ --	$ --	$ --	$ --	$ 511
Home equity line of credit	387	--	(3)	--	--	--	--	--	384
Commercial	877	6,592	(231)	--	--	--	(2,354)	--	4,884
Commercial
Commercial and industrial	2,582	915	(306)	--	(172)	--	(618)	--	2,401
Agriculture	2,306	34	(8)	--	--	--	--	--	2,332
Construction
Commercial	--	2,508	--	--	--	--	(576)	--	1,932
Land	9,924	--	(41)	--	(162)	--	(1,369)	--	8,352
Installment loans to individuals	60	32	(1)	--	--	--	(9)	--	82

Totals	$ 16,653	$ 10,081	$ (596)	$ --	$ (334)	$ --	$ (4,926)	$ --	$ 20,878

Heritage Oaks Bancorp
Year to Date Non-Performing Loan Reconciliation

	Balance				Transfers	Returns to		Transfers	Balance
	December 31,		Net		to Foreclosed	Accrual	Net	to Held	June 30,
(dollar amounts in thousands)	2011	Additions	Paydowns	Advances	Collateral	Status	Charge-offs	for Sale	2012
Real Estate Secured
Residential 1 to 4 family	$ 527	$ --	$ (16)	$ --	$ --	$ --	$ --	$ --	$ 511
Home equity line of credit	359	65	(40)	--	--	--	--	--	384
Commercial	4,551	6,592	(349)	--	--	(3,556)	(2,354)	--	4,884
Commercial
Commercial and industrial	1,625	3,937	(507)	--	(344)	--	(2,310)	--	2,401
Agriculture	2,327	484	(29)	--	--	--	(450)	--	2,332
Construction
Single family residential	937	--	(937)	--	--	--	--	--	--
Commercial	--	2,508	--	--	--	--	(576)	--	1,932
Land	1,981	9,154	(467)	--	(162)	--	(2,154)	--	8,352
Installment loans to individuals	61	43	(2)	--	--	--	(20)	--	82

Totals	$ 12,368	$ 22,783	$ (2,347)	$ --	$ (506)	$ (3,556)	$ (7,864)	$ --	$ 20,878

The following tables reconcile the quarter to date and year to date changes in the balance of OREO during 2012:

Heritage Oaks Bancorp
Quarter to Date OREO Reconciliation

	Balance				Balance
	March 31,				June 30,
(dollar amounts in thousands)	2012	Additions	Sales	Writedowns	2012
Real Estate Secured
Residential 1 to 4 family	$ --	$ 431	$ --	$ --	$ 431
Commercial	215	--	--	--	215
Construction
Single family residential -- Spec.	423	--	--	(26)	397
Tract	100	--	(100)	--	--
Land	179	162	(300)	(9)	32

Totals	$ 917	$ 593	$ (400)	$ (35)	$ 1,075

Heritage Oaks Bancorp
Year to Date OREO Reconciliation

	Balance				Balance
	December 31,				June 30,
(dollar amounts in thousands)	2011	Additions	Sales	Writedowns	2012
Real Estate Secured
Residential 1 to 4 family	$ --	$ 607	$ (176)	$ --	$ 431
Commercial	215	--	--	--	215
Construction		--	--	--
Single family residential -- Spec.	423	--	--	(26)	397
Tract	100	--	(100)	--	--
Land	179	162	(300)	(9)	32

Totals	$ 917	$ 769	$ (576)	$ (35)	$ 1,075

Heritage Oaks Bancorp
Reconciliation of GAAP to Non-GAAP Financial Measure

	For the three months ended
(dollar amounts in thousands)	6/30/2012	3/31/2012	6/30/2011
GAAP Net Income	$ 1,897	$ 1,585	$ 954
Adjusted for:
Provision for / (benefit from) income taxes	(194)	(374)	354
Provision for loan losses	3,064	3,331	2,299

Non-GAAP earnings before income taxes
and provision loan losses	$ 4,767	$ 4,542	$ 3,607

CONTACT: Simone Lagomarsino, CEO
         805-369-5260

         Tom Tolda, CFO
         805-369-5107